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                                                                     Exhibit (l)
                                                       Initial Capital Agreement

                         MOSELEY CAPITAL MANAGEMENT INC.
                                 60 State Street
                           Boston, Massachusetts 02109

                                December 19, 1983



Investment Trust of Boston -
   New York Tax Free Income Fund
60 State Street
Boston, Massachusetts  02109

Gentlemen:

         In connection with your sale to us today of 6,997.901 shares of beneficial interest of Investment Trust of Boston - New York Tax Free Income Fund (the "Shares"), we understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended; (ii) your sale of the Shares to us is in reliance on the sale's being exempt under Section 4(2) of that Act as not involving any public offering; and (iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment for our own account as the sole beneficial owner thereof, and not with a view to or in connection with any sale or distribution of any or all of the Shares or any interest therein. We hereby agree that we will not sell, assign or transfer the shares or any interest therein except upon repurchase or redemption by Investment Trust of Boston - New York Tax Free Income Fund unless and until the Shares have been registered under the Securities Act of 1933, as amended, or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

         This letter is intended to take effect as an instrument under seal, shall be construed under the laws of The Commonwealth of Massachusetts, and is delivered at Boston, Massachusetts, as of the date above written.

                                           Very truly yours,

                                           MOSELEY CAPITAL MANAGEMENT INC.



                                           By   /s/   Christopher T. Barrow
                                                -----------------------------